UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014
Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2014, Taylor Rhodes was appointed Chief Executive Officer of Rackspace Hosting, Inc., (the “Company”). Prior to his appointment as Chief Executive Officer, Mr. Rhodes, 43, served as President of the Company from January of 2014 and will retain such role in addition to his role as Chief Executive Officer. Mr. Rhodes acted as the Chief Customer Officer from September 2013 and, prior to that, was the Senior Vice President and Managing Director of Rackspace International from December 2011 to September 2013. Mr. Rhodes also acted in other leadership positions at the Company since joining in July 2007, including leading the sales and support organization which focused on large enterprises. There are no family relationships between Mr. Rhodes and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As part of his appointment as Chief Executive Officer, Mr. Rhodes and the Company entered into an offer letter (the “Offer Letter”) setting forth a number of revisions to Mr. Rhodes' existing employment agreement. Pursuant to the Offer Letter, Mr. Rhodes’ base compensation will be set at $700,000 per year, with a target bonus amount under the Company’s non-equity incentive plan of 115% of his base compensation. In addition, Mr. Rhodes is expected to receive equity awards pursuant to the Company’s 2007 Amended and Restated Long-Term Incentive Plan which will have a total accounting value as of the date of grant of approximately $6,000,000, subject to final approval by the Compensation Committee.

The Offer Letter also provides that if Mr. Rhodes’ employment is terminated for reasons other than cause, as defined therein, or by Mr. Rhodes for good reason, as defined therein, then he shall be entitled to receive continued severance pay equal to six months of his base salary and full payment of his target bonus payable over such six month period and would also be subject to a non-compete over that same period. If such termination for reasons other than cause or by Mr. Rhodes for good reason occurs within the period beginning 3 months prior to and ending 12 months following a change in control, as defined therein, then he shall be entitled to receive a lump sum payment equivalent to two years of base salary and target bonus.

On September 16, 2014, the board of directors of the Company (the “Board”) appointed Taylor Rhodes as a Class II Director. His term on the Board shall expire at the 2016 Annual Meeting of Stockholders. There is no arrangement or understanding between Mr. Rhodes and any other persons pursuant to which Mr. Rhodes was appointed as a director. Mr. Rhodes will not serve on any committees of the Board. Mr. Rhodes will receive no additional compensation for his service on the Board.

In connection with the appointment of Mr. Rhodes as Chief Executive Officer, Graham Weston has resigned as Chief Executive Officer as of the effectiveness of Mr. Rhodes’ appointment. Mr. Weston will continue to serve as a member of the Board and as Chairman of the Board.

On September 16, 2014, the Company issued a press release announcing the appointment of Taylor Rhodes as Chief Executive Officer and as a member of the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01. Other Events

On September 16, 2014, the Company issued a press release announcing that, after a comprehensive review process, the Board has decided to end its formal evaluation of alternatives that would result in the Company being acquired and continue to operate as a standalone company. A copy of the press release is attached as Exhibit 99.2.

On September 16, 2014, in connection with the issuance of the press release, the Company held a conference call to discuss the press release.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated September 16, 2014, announcing the appointment of Taylor Rhodes as Chief Executive Officer and a member of the Board of Directors.

99.2 Press Release of Rackspace Hosting, Inc., dated September 16, 2014, announcing end of formal evaluation of strategic proposals.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.
Date:	September 17, 2014	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer